UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 3, 2009

DUNE ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32497	95-4737507
State of Incorporation	Commission File Number	IRS Employer I.D. Number

Two Shell Plaza,

777 Walker Street, Suite 2300,

Houston, Texas 77002

Address of principal executive offices

(713) 229-6300

Registrant’s telephone number

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously reported, on May 11, 2009, Dune Energy, Inc. (“we” or the “Company”) obtained a waiver (the “Waiver”) from its senior lender with respect to a certain breach of covenant that occurred and which constituted an Event of Default under our Credit Agreement dated as of August 4, 2007 (as amended, the “Credit Agreement”). Under our Credit Agreement, certain “Permitted Holders” as defined therein, are required to own and control 51% or more of our outstanding shares of Common Stock. This “Change of Control” covenant was breached when, on May 6, 2009, we were notified that the holders of $5.1 million of our Senior Redeemable Convertible Preferred Stock (the “Preferred Stock”) had elected to convert such shares of Preferred Stock into 8,127,044 shares of our common stock, par value $.001 per share (the “Common Stock”). As a result of this issuance, the Permitted Holders no longer hold 51% or more of our outstanding Common Stock. The original Waiver granted by our senior lender with respect to this Event of Default was effective only until June 9, 2009.

On June 3, 2009, our senior lender agreed to extend the period for which the Waiver is effective until July 1, 2009. We are currently in discussions with our senior lender regarding an amendment to our Credit Agreement, that in addition to amending the definition of Change of Control would also increase the size of the commitment and extend the term of the Credit Agreement. There can be no assurances that these discussions will result in an Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 5, 2009	DUNE ENERGY, INC.

	By:	/s/ James A. Watt
Name: James A. Watt Title: Chief Executive Officer

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